EXHIBIT 10.19
EXECUTION COPY
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Employment Agreement”), dated as of June 1, 2007, between Perkins & Marie Callender’s Inc. (the “Company”), and James Stryker (the “Executive”).
     WHEREAS, the Executive is currently a party to an employment agreement between Marie Callender Pie Shops, Inc. and the Executive, dated as of September 28, 2001 (the “2001 Employment Agreement”);
     WHEREAS, the Company wishes to assure itself of the management services of the Executive for the period provided in this Employment Agreement, and the Executive desires to serve in the employ of the Company for such period, upon the terms and conditions hereinafter provided that this Employment Agreement shall supersede the 2001 Employment Agreement.
     IT IS THEREFORE AGREED AS FOLLOWS:
     1. Employment, Duties and Acceptance.
          1.1 Employment by the Company. Effective June 1, 2007 (the “Effective Date”), the Company hereby employs the Executive, for itself and its affiliates, for the Term (as herein defined), to render exclusive and full-time services in the capacity of Executive Vice President, Chief Financial Officer of the Company, subject to the direction of the Company’s Chief Executive Officer and the Board of Directors of TRC Holdings LLC, the indirect parent of the Company (the “Board of Directors”), in accordance with applicable law and the Company’s corporate governance policies. The Executive may engage in personal, charitable, professional and investment activities except to the extent that the Board of Directors reasonably determines that any such activity conflicts or significantly interferes with the performance of his responsibilities to the Company under this Employment Agreement.
          1.2 Duties/Authority. The Executive shall have responsibilities commensurate with the office of Executive Vice President, Chief Financial Officer, subject to the control and direction of the Chief Executive Officer and Board of Directors in accordance with applicable law and the Company’s corporate governance policies. The Executive agrees to hold such additional offices of the Company and its affiliates as may reasonably be assigned to him by the Board of Directors or the Chief Executive Officer from time to time.
          1.3 Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above. Subject to election (ii) by the Company’s stockholders or appointment by the Board of Directors, the Executive may also serve during all or any part of the Term as a director of the Company, and (ii) by the Company, the Executive may also serve during all or any part of the Term as an officer or director of any other entity controlled by or under common control with the Company, in each case without any compensation therefor other than that specified in this Employment Agreement.

          1.4 Place of Employment. The Executive’s principal place of employment shall be Memphis, TN (the “Headquarters”), subject to such reasonable travel as the rendering of the services hereunder may require, at the direction of the Chief Executive Officer, provided that the Executive shall be permitted to maintain his residence in California. The Executive may also perform services within the Company’s headquarters in California (the “California Headquarters”). The Company acknowledges that the Executive’s performance of his duties requires travel to various locations and to that extent there is no mandatory minimum number of days he is expected to be present at the Headquarters or at the California Headquarters. Unless agreed to otherwise in writing by the Executive, the Company shall not change the Executive’s principal place of employment further than fifty (50) miles from the Headquarters or the California Headquarters. Notwithstanding the foregoing, if due to an illness or disability of the Executive’s spouse, the Executive determines that he cannot continue to commute from the Executive’s California residence to the Headquarters pursuant to this Section and Section 3.7, below, the Company, in its sole discretion, may elect to change the Executive’s principal place of employment hereunder, on either a temporary or permanent basis, to the California Headquarters.
     2. Term of Employment. Subject to earlier termination pursuant to Section 4 of this Employment Agreement, the initial term of Executive’s employment under this Employment Agreement shall commence on the Effective Date and shall end eighteen (18) months following the Effective Date (the “Initial Term”); provided that the term shall automatically renew for successive periods of one year (each such one year period, a “Subsequent Term”) until one of the parties gives written notice of non-renewal to the other party at least 90 days before the end of the Initial Term or any Subsequent Term, as applicable, unless sooner terminated as herein provided. For the purposes of this Employment Agreement, (i) “Term” shall mean the Initial Term, or the Subsequent Term, as appropriate, and (ii) if a party gives the other party a notice of non-renewal pursuant hereto, this Employment Agreement shall be deemed to expire at the end of the current Term and no termination shall be deemed to have occurred for the purpose of Section 4.
     3. Compensation.
          3.1 Salary. As compensation for all services to be rendered pursuant to this Employment Agreement, the Company (directly or through one or more subsidiaries) shall pay the Executive during the Term a salary of $328,000 per annum (the “Base Salary”), payable not less frequently than monthly, less such deductions as shall be required to be withheld by applicable law and regulations. The Executive’s Base Salary shall be reviewed at least annually by the Board of Directors and may be increased from time to time, but in no event shall the amount of the Executive’s Base Salary be decreased from its then existing level.
          3.2 Incentive Bonus. The Executive shall be eligible to receive an annual bonus (the “Incentive Bonus”) under a plan established by the Company from time to time in the amount determined by the Board of Directors based upon achievement of performance measures derived from the annual business plan approved by the Board of Directors and payable on the date such bonuses are paid to other executives of the Company. The Executive’s target bonus shall be 45% of Base Salary (the “Target Bonus”). Except as otherwise provided in Section 4, the Incentive Bonus shall be pro-rated to reflect the percentage of the fiscal year the Executive has performed services for the Company pursuant to this Employment Agreement.
          3.3 Participation in Employee Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization, accidental death and dismemberment or disability insurance plan, health (Executive Health and Life Benefit Plan) program, pension plan or similar benefit plan or perquisite program of the Company, which may be available generally to other senior executives and managers of the Company and its subsidiaries on the same terms as such other persons in accordance with the terms of such plans and programs. The Board of Directors may determine to offer the Executive participation in other compensation or benefit plans, in its discretion.
          3.4 Expenses. Subject to such written policies, applicable to senior executives generally, as may from time to time be established by the Board of Directors, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Employment Agreement upon presentation of expense statements or vouchers or such other supporting information as it may require.
          3.5 Vacation. The Executive shall be entitled to such amount of vacation which is available generally to other senior executives and managers of the Company and its subsidiaries; provided, that in no event shall the Executive receive a total number of annual vacation days less than the number of annual vacation days to which the Executive was entitled immediately prior to May 3, 2006. The Executive shall be permitted to carry-over a maximum number of accrued but unused vacation days equal to the greater of (x) three (3) times the number of annual vacation days for which the Executive is eligible and (y) the maximum number of days permitted pursuant to the vacation policies of the Company.
          3.6 Insurance. During the Term, the Company shall maintain director’s and officer’s liability indemnification and insurance coverage for the Executive.
          3.7 Relocation of Principal Place of Employment. Provided that Executive’s principal place of business is the Headquarters, and the Executive elects to maintain his principal residence in California, during the Term, the Company shall pay the reasonable costs of Executive’s living arrangements in Memphis, TN, not to exceed $2,000 per month and shall reimburse the Executive for the reasonable cost of airfare between Memphis, TN and the Executive’s California residence in accordance with the Company’s policies.
          3.8 Automobile Allowance. The Executive shall be permitted to use a vehicle provided by the Company and/or receive an automobile allowance from the Company in accordance with the policies of the Company, provided, however, such Company vehicle or automobile allowance shall be no less favorable to the Executive than any such benefit received by the Executive prior to the Effective Date.
     4. Termination.
          4.1 Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate and the Company shall pay to the Executive (i) all

Base Salary and benefits from the Company and its employee benefit plans earned and accrued as of the date of termination and (ii) a pro rata amount of his annual Incentive Bonus in accordance with the terms of the Plan, determined at the end of the fiscal year in which the Executive’s death occurred, and pro rated through the date of termination.
          4.2 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that Executive is unable to perform the essential functions of his employment, with or without reasonable accommodations (as determined, in good faith, by the Board of Directors) for (i) a period of three (3) consecutive months, or (ii) for shorter periods aggregating three (3) months during any six (6) month period, the Company may at any time after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of three (3) months, by written notice to the Executive, terminate the Term of the Executive’s employment hereunder. Nothing in this Section 4.2 shall be deemed to extend the Term. In the event of termination of this Employment Agreement by reason of disability, the Company shall pay to the Executive (i) the Executive’s Base Salary on the date of termination for the lesser of four (4) months or the remainder of the Term, payable in accordance with the provisions of Section 3.1 hereof, (ii) all Base Salary and benefits from the Company and its employee benefit plans earned and accrued as of the date of termination and (iii) a pro rata amount of his annual Incentive Bonus in accordance with the terms of the Plan, determined at the end of the fiscal year in which the disability occurred, and pro rated through the date of termination.
          4.3 Termination for Cause or Without Good Reason. The Company may at any time by written notice to the Executive terminate the Term of the Executive’s employment hereunder for Cause and the Executive may at any time by written notice to the Company terminate the Term of the Executive’s employment hereunder without Good Reason and, in either such case, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of such notice other than Base Salary and benefits accrued but not paid as of the date of termination.
          4.4 Termination with Good Reason or without Cause. During the Term, the Executive may terminate his employment with the Company at any time with Good Reason, and the Company may terminate the Executive’s employment without Cause, upon 10 (ten) days’ written notice to the other party hereto. Subject to Section 4.6, the Executive shall have the right to continue to receive his Base Salary (the “Termination Payments”) and to continue to be a participant in the Company’s Executive Health and Life Benefit Plan (the “Termination Benefits”), as in effect on the date of such notice, payable in accordance with the provisions of Sections 3.1 and 3.3 hereof, for the remainder of the Term; provided, that in the event that the Executive’s participation in any benefit plans, programs, practices or policies referred to in Section 3.3 is barred by the terms of such plans, programs, practices or policies due to the termination of the Executive’s employment with the Company, then the Company shall provide him with benefits substantially similar to those which he would be entitled to as a participant in such benefit plans, programs, practices or policies; provided further, that (subject to Section 4.6) the Executive shall receive such Base Salary and group health benefits for a minimum of twelve months from the effective date of such notice. In the event the Executive’s employment terminates pursuant to this Section 4.4, he shall be entitled to receive a pro rata amount of his annual Incentive Bonus in accordance with the terms of the Plan, determined at the end of the fiscal year in which the Executive’s employment terminated, and pro rated through the date of termination; provided further, that if the Executive’s employment is terminated pursuant to this Section 4.4 after a Change in Control has occurred, in the event that any payment or distribution by the Company to or for the benefit of the Executive (whether pursuant to the terms of this Employment Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive due to the miscalculation by an independent auditor with respect to such excise tax or untimely payment of the Gross-Up Payment (as defined below) by the Company with respect to such excise tax (such excise tax, together with any interest or penalties thereon incurred by the Executive due to miscalculation by the independent auditor or untimely payment of the Gross-Up Payment (as defined below) by the Company, are hereinafter referred to as the “Excise Tax”), then the Company will pay to the Executive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The determination of amounts required to be paid pursuant to the preceding proviso shall be made by an independent auditor selected and paid by the Company. Such independent auditor shall be a nationally recognized United States public accounting firm, which may be the independent accounting firm used by the Company to audit its financial statements unless such accounting firm is serving as the accountant or auditor for the individual, entity or group effecting the Change in Control.
          4.5 Definitions. For purposes hereof:
     (a) The term “Cause” shall mean: as determined in good faith by the Board of Directors (or its designee), (i) the Executive’s material breach of any of the Executive’s obligations under this Employment Agreement; (ii) the Executive’s continued and deliberate neglect of, willful misconduct in connection with the performance of, or refusal to perform the Executive’s duties, which, in the case of neglect or failure to perform, has not been cured within thirty (30) days after the Executive has been provided notice of the same; (iii) the Executive’s engagement in any conduct which injures the integrity, character, business or reputation of the Company or any of its subsidiaries or affiliates or which impugns the Executive’s own integrity, character or reputation so as to cause the Executive to be unfit to act on behalf of the Company; or (iv) the Board of Director’s good faith determination that the Executive has committed an act or acts constituting a felony, or other act involving dishonesty, disloyalty or fraud against the Company or any of its subsidiaries or affiliates.
     (b) The term “Good Reason” shall mean: (i) the assignment to the Executive of duties and responsibilities not commensurate with his status as the Executive Vice President, Chief Financial Officer of the Company, (ii) the failure of the Company to provide Base Salary, bonus opportunity and benefits to the Executive as required herein or (iii) the failure of the Company to adhere in any substantial manner to any of its other covenants herein, provided that any of the foregoing continues for a period of 20 days after written notice thereof, specifying the nature thereof and requesting that it be cured, is given by the Executive to the Company; provided, that if a Change in Control has occurred the term “Good Reason” shall also mean (iv) any other action by the Company which results in a diminishment in the Executive’s position, authority, duties or responsibilities to any substantial degree, (v) any material adverse change in the Executive’s benefits or perquisites, or (vi) the Company’s requiring the Executive to be based at any office or location more than 50 miles from that which the Executive is based immediately prior to the Change in Control. Executive’s election to terminate his employment for Good Reason shall in no way limit or restrict his remedies at law or equity for a breach of this Employment Agreement.
     (c) The term “Change in Control” shall mean: (i) the sale of all or substantially all of the business and/or assets of the Company to a person or entity that is not a subsidiary or other affiliate of the Company or Castle Harlan Inc. (“CHI”), (ii) the merger or consolidation or other reorganization of the Company with or into one or more entities that are not subsidiaries or other affiliates of the Company or CHI, which results in less than 50% of the outstanding equity interests of the surviving or resulting entity immediately after the reorganization being owned, directly or indirectly, by the holders (or affiliates of the holders) of equity interests of the Company, immediately before such reorganization and (iii) approval by the stockholders of the Company of the dissolution or liquidation of the Company.
          4.6 Mitigation of Damages.
     (a) Subject to the Executive’s obligations set forth in Section 5 of this Agreement, that survive the termination of the Executive’s employment, the Executive shall be obligated to use his reasonable best efforts to mitigate the Executive’s entitlement to Termination Payments and Termination Benefits under this Employment Agreement by pursuing “Replacement Employment” after termination of his employment hereunder. For the purposes hereof, “Replacement Employment” shall mean a similar or better position with a company at a location no more than 50 miles from either the Headquarters or the Executive’s principal residence in California, provided that the base salary, or base salary and target bonus, for such position is equal to or greater than the Executive’s Base Salary under this Employment Agreement (as increased pursuant to Section 3.1) at the time of his termination of employment with the Company.
     (b) If Executive receives (or accrues) compensation for his services while he is entitled to receive the Termination Payments and the Termination Benefits, the Termination Payments shall be reduced by the amount of the compensation so received (or accrued), and the payment of the Termination Benefits shall cease to the extent the Executive becomes eligible to receive similar benefits from a new employer or third party. Executive shall immediately notify the Company in writing of any employment obtained by the Executive during the period that the Executive is entitled to receive Termination Payments or Termination Benefits, which notice shall contain the amount of income the Executive will receive and the time of receipt. The Executive shall also give immediate notice to the Company of any changes in such employment or income.
     5. Covenants.
          5.1 Non-Solicitation or Hire. During the Term and for a period of two years following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly (a) solicit or attempt to solicit or induce, directly or indirectly, any party who is a customer or client of the Company or its subsidiaries, or who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or any of its subsidiaries; (b) interfere with or attempt to interfere with any business relationships (whether formed during, or after the Term) of the Company or any of its subsidiaries with their suppliers; (c) solicit, or attempt to solicit or induce, directly or indirectly, any employee of the Company or its subsidiaries or any person, who was an employee of the Company or its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment hereunder terminates, to terminate such employee’s employment relationship with the Company or its subsidiaries in order to enter into a similar relationship with the Executive, or any other person or entity; or (d) hire any employee of the Company or its subsidiaries or any person, who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment hereunder terminates.
          5.2 Non-Competition. While the Executive is employed and for a period following the termination of the Executive’s employment equal to the Non-Competition Restricted Period (as defined below), the Executive shall not, whether individually as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or its subsidiaries (x) on the date of the Executive’s termination of employment (including, without limitation, any business which the Company or its subsidiaries has specific plans to conduct in the future and as to which the Executive is aware) or (y) within twelve (12) months prior to the Executive’s termination of employment with the Company, in each case, in the geographic locations where the Company or its subsidiaries engage or propose to engage in such business (the “Competitive Business”). Notwithstanding the foregoing, the Executive may, directly or indirectly own, solely as an investment, securities of any firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not directly or indirectly own 5% or more of any class of securities of such entity. Should any provision of this Section 5.2 conflict with the provisions of any other written agreement between the Company and the Executive, this Section 5.2 shall govern.
     For the purposes of this Employment Agreement, the term Non-Competition Restricted Period shall mean (x) the period the Executive is entitled to receive payments or benefits pursuant to Section 4.4 hereof, if the Executive’s employment terminates without Cause or if the Executive terminates his employment for Good Reason and (y) a period of one year if the executive’s employment hereunder terminates for any other reason. Notwithstanding the foregoing, if (a) due to an illness or disability of the Executive’s spouse, the Executive determines that he cannot continue to commute from the Executive’s California residence to the Headquarters, (b) the Company elects not to change the Executive’s principal place of employment hereunder to the California Headquarters, and (c) as a result of (a) and (b), the Executive terminates his employment without Good Reason, then the Non-Competition Restricted Period shall terminate on the later of (i) the date the Executive’s employment with the Company terminates or (ii) if the Company agrees to provide severance payments or benefits to the Executive, the conclusion of the period for which the Company has agreed to provide such severance payments or benefits. For purposes of clarity, in no event shall the Executive’s termination of his employment solely in connection with the events described in (a) and (b), above be deemed to be Good Reason for the purposes of this Employment Agreement nor shall the Company’s election not to change the Executive’s principal place of employment hereunder to the California headquarters on either a temporary or permanent basis constitute a termination of the Executive’s employment without Cause.
          5.3 Confidentiality. Executive agrees that:
     (a) Except to the extent (i) authorized by the express prior consent of the Board of Directors, (ii) required by law or any legal process or (iii) desirable in performing the Executive’s duties under this Employment Agreement, the Executive will not, directly or indirectly, at any time during the Term, or at any time subsequent to the termination of the Executive’s employment hereunder, disseminate, disclose or divulge, to any person, firm, corporation, association or other business entity, Confidential Information of the Company. In the event of a breach or threatened breach by the Executive of this Section 5.2, the Company shall be entitled to injunctive relief as well as other applicable remedies at law or in equity available to the Company against the Executive or others. For purposes hereof, “Confidential Information of the Company” shall mean any and all information about the Company or any affiliates of the Company, or relating to the Company’s or its affiliates’ trade secrets, recipes, operating plans, financial performance, intentions with respect to expansions (including with respect to real estate), in each case disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, if such information is not publicly available (other than through a breach by the Executive of this Section 5.2).
     (b) All computer software, business cards, telephone lists, client lists, prospective client lists, price lists, contract forms, catalogs, books, records, files, recipes, operating plans, and know-how acquired while the Executive is employed by or otherwise affiliated with the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the business of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company and, upon termination of the Term for any reason, the Executive shall deliver to the Company, without further demands, all copies thereof which are then in the Executive’s possession or under his control.
          5.4 Remedies; Specific Performance. The parties acknowledge and agree that the Executive’s breach or threatened or attempted breach of any of the covenants or restrictions set forth in this Section 5 will result in irreparable and continuing damage to the Company and its subsidiaries for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including but not limited to, specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The

Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against the Executive for such breaches or threatened or attempted breaches. The non-prevailing party shall pay the reasonable legal costs of the prevailing party in any such action pursuant to this Section 5.4. In addition, without limiting the Company’s and its subsidiaries’ remedies for any breach by the Executive of any covenants or restrictions set forth in this Section 5, in the event of such breach, (i) the Executive shall not be entitled to any payments set forth in Section 4 hereof, except as required by law, and (ii) the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.
     6. Other Provisions.
          6.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered, or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:
     (i) if to the Company, to:
Perkins & Marie Callender’s Inc.
6075 Poplar Avenue, Suite 800
Memphis, TN 38119
With copies to:
Castle Harlan Partners IV, L.P.
150 East 58th Street
New York, New York 10155
Attention: David B. Pittaway
Telephone: (212) 317-6440
Fax: (212) 207-8042
and
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Robert Goldstein, Esq.
Telephone: (212) 756-2000
Fax: (212) 593-5955

(ii)	if to the Executive, to the Executive’s home address reflected in the Company’s records.
     Notwithstanding the foregoing, the Company may designate an alternate address to receive notices under this Agreement by providing notice to the Executive in accordance with this Section 6.1.
          6.2 Indemnification. The Company shall indemnify the Executive and hold him harmless, to the maximum extent permitted by applicable law, from and against all loss, damage, liability, costs, charges and expenses, including reasonable attorney’s fees and costs, incurred or sustained by him in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being, from and after the date hereof, an officer or director of the Company or of any subsidiary or affiliate of the Company.
          6.3 Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the 2001 Employment Agreement.
          6.4 Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding anything herein to the contrary, the Company may amend this Employment Agreement at any time, retroactively or otherwise, without the Executive’s consent, if necessary or desirable to comply with Section 409A of the Code, and regulations and other guidance of general applicability that are issued thereunder.
          6.5 Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.
          6.6 Arbitration. Except for disputes arising out of an alleged violation of the covenants set forth in Section 5 of this Employment Agreement, any dispute or controversy arising under or in connection with this Employment Agreement shall be resolved by binding arbitration, which shall be held in New York, New York in accordance with the following procedure:
     (a) The Executive shall appoint an employment arbitrator from the pool of arbitrators registered as employment arbitrators with the American Arbitration Association (“Employment Arbitrator”) and the Company shall appoint an Employment Arbitrator and the Executive’s appointed Employment Arbitrator and the Company’s appointed Employment Arbitrator shall mutually agree upon a single Employment Arbitrator.

     (b) The arbitration hearing shall be held within 15 days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Executive and the Company. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.
     (c) The arbitrator’s award shall be rendered as expeditiously as possible. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both the Company and the Executive agree that no appeal shall be taken by either party from any decision rendered in such action.
     (d) The prevailing party in any arbitration between the Company and the Executive with respect to this Employment Agreement shall be entitled to an award of the fee of the arbitrator borne by such party and all necessary expenses of the hearing borne by such party (including all attorneys’ fees and disbursements incurred by such party in pursuing such claim), including stenographic reporter, if employed.
     (e) The Company shall reimburse the Executive for the Executive’s reasonable out of pocket costs and expenses incurred in connection with traveling to New York, New York to conduct such arbitration proceeding, upon presentation of such supporting documentation as the Company may require.
          6.7 Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive or the Company except with the other party’s prior written consent.
          6.8 Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          6.9 Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.
          6.10 Severability. If any term, provision, covenant or restriction of this Employment Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement the date first above written.

PERKINS & MARIE CALLENDER’S INC.
By:	/s/ Joseph F. Trungale
	Name:	Joseph F. Trungale
	Title:	President, Chief Executive Officer

/s/ James W. Stryker
James W. Stryker